Exhibit 10.6

SHAREBACK AGREEMENT

This agreement (“Agreement”) is made as of October 16, 2025 by and between WeShop Holdings Limited, a BVI Business Company limited by shares and incorporated in the British Virgin Islands (the “Company”) and The WeShop Community Trust, a Delaware special purpose trust (the “Trust”).

WHEREAS, the Company is engaged in the offering of points (“WePoints”) which can be redeemed for Class A Ordinary Shares and has determined to issue and deliver up to 12,500,000 WePoints to users using the Company’s platform. Each WePoint entitles the holder thereof to redeem such WePoint for one Class A ordinary share of the Company, no par value (“Class A Ordinary Share”); and

WHEREAS, the WePoints will be offered pursuant to one or more registration statements filed with the Securities and Exchange Commission (the “SEC”) containing a prospectus (the “Prospectus”) under the Securities Act of 1933, as amended (the “Securities Act”); and

WHEREAS, the Trust holds 12,500,000 Class B Ordinary Shares.

WHEREAS, Computershare Inc., a Delaware corporation and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company, have been collectively appointed as transfer agent for the Class A Ordinary Shares and Class B Ordinary Shares (in such capacity, the “Transfer Agent” and any reference to “Transfer Agent”) shall be to the Company’s transfer agent for the Class A Ordinary Shares and Class B ordinary Shares at the time); and

WHEREAS, the Company desires to provide for the provisions of the WePoints, the terms upon which they may be redeemed, and the respective rights, limitation of rights, and immunities of the Company, the Trust and the holders of the WePoints; and

WHEREAS, all acts and things have been done and performed which are necessary to make the WePoints, when issued by the Company, the valid, binding, and legal obligations of the Company and the Trust, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. WePoints.

1.1 Form of WePoint. Each WePoint will be issued in book-entry form onto the WePoints Ledger which shall be maintained and administered by the Company.

1.2 Registration.

1.2.1 WePoints Ledger. The Company shall maintain books (“WePoints Ledger”) for the registration of original issuance of the WePoints. Upon the initial issuance of WePoints, the Company shall issue and register the WePoints in the names of the respective holders thereof.

1.2.2 Registered Holder. Prior to due presentment for registration of transfer of any WePoint, the Company may deem and treat the person in whose name such WePoint is then registered in the WePoint Ledger (“registered holder”) as the absolute owner of such WePoint and of each WePoint represented thereby, for the purpose of any redemption thereof, and for all other purposes, and the Company shall not be affected by any notice to the contrary.

2. Terms and Redemption of WePoints.

2.1 Redemption. Each whole WePoint shall entitle the registered holder thereof, subject to the provisions of such WePoint and of this Agreement, to redeem one WePoint for one Class A Ordinary Share.

2.2 WePoints Eligible for Redemption. A WePoint may be redeemed by a holder only if the following conditions are satisfied:

(a) such WePoint must have held been by the holder for at least 395 days and Earned;

(b) such WePoint must be redeemed beginning on the 15th Business Day of February, May, July, or November and before 5:00 p.m., New York City time on twentieth Business Day period thereafter (the “Expiration Date”) commencing immediately following the satisfaction of the condition set forth in (a) above unless the Company agrees extends such redemption period (the “Redemption Period”);

(c) a registration statement must be effective and not suspended with respect to the delivery of Class A Ordinary Shares by the Trust upon the redemption of the WePoint;

(d) the holder delivers customary “know your customer” information and any other information reasonably requested by the Transfer Agent, Trust, and/or the Company;

(e) the holder delivers the information required by section 2.3.8.

(f) the holder redeeming a WePoint has an Eligible Account at the time of redemption.

Any WePoint then eligible for redemption but not properly redeemed during the Redemption Period shall be deemed null and void upon the expiration of such Redemption Period so long as such Redemption Period had 20 Eligible Days.

The Company may, in its sole discretion, extend the duration of a Redemption Period; provided, however, that the Company will provide at least five days’ prior electronic notice of any such extension to the holders of WePoints.

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2.3 Redemption of WePoints.

2.3.1 Redemption. Subject to the provisions of the WePoint and this Agreement, a WePoint may be redeemed by the registered holder thereof by surrendering it to the Company electronically for redemption during the Redemption Period.

2.3.2 Delivery of List of Redeeming WePoint Holders to the Trust. Within two Business Days of the end of a Redemption Period, the Company shall deliver to the Trust the list of holders of WePoints who properly redeemed their WePoints (the “List of Redeeming WePoint Holders”).

2.3.3 Delivery of Underlying Class A Ordinary Shares. Within two Business Days of the receipt of the List of Redeeming WePoint Holders from the Company, the Trust shall deliver, together with any documents reasonably requested by the Transfer Agent, that number of Class B Ordinary Shares equal to the number of Class B Ordinary Shares indicated on the List of Redeeming WePoint Holders with instructions to register such Class A Ordinary Shares in the names and amounts set forth on the List of Redeeming WePoint Holders. Such Class B Ordinary Shares, shall pursuant to their terms, automatically convert into Class A Ordinary Shares and be reflected by the Transfer Agent on the Company’s stock ledger.

2.3.4 Valid Issuance. The Company hereby covenants, that all Class A Ordinary Shares received upon the proper delivery of a WePoint in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

2.3.5 Length of Eligible Period: The Company agrees that any Redemption Period shall have at least 20 Eligible Days. To the extent a WePoint is not redeemed during a Redemption Period in which there were less than twenty (20) Eligible Days, such WePoint will be eligible to be redeemed in the next Redemption Period.

2.3.6 Date of Issuance. Each person in whose name a WePoint is issued shall for all purposes be deemed to have become the holder of record of the underlying Class A Ordinary Shares at the end of the date on which the WePoint was surrendered, irrespective of the date of delivery thereof. except that, if the date of such surrender and payment is a date when the share transfer books of the Company or book entry system of the Transfer Agent are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the share transfer books or book entry system are open.

2.3.7 Withholding. Notwithstanding anything to the contrary, the Company, Trust, Transfer Agent and any other applicable withholding agent (and their respective affiliates) shall be entitled to deduct and withhold with respect to the transactions contemplated or related to this Agreement such amounts as are required to be deducted and withheld under any applicable tax law, which deduction or withholding may be in the form of holding back WePoints and/or Class A Ordinary Shares with fair market value equal to the amount of such required withholding. To the extent that any such amounts are so withheld, such withheld amounts (including any held back WePoints and/or Class A Ordinary Shares) shall be treated for all purposes of this and any related agreement as having been paid or delivered, as applicable, to the person in respect of which such deduction and withholding was made.

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2.3.8 Withholding Certificates. The Transfer Agent shall have received from each holder, before delivering Class A Ordinary Shares hereunder, tax identification numbers by means of a completed appropriate IRS Form W-9 or W-8 and other forms, documents and information that the Transfer Agent may reasonably request in connection with the Company, Trust, or the Transfer Agent’s reporting obligations under applicable United States laws and regulations.  The parties hereto understand that if such tax documentation is not so delivered to the Transfer Agent, the Company, or the Trust, one or more of them may be required by the Internal Revenue Code of 1986, as amended, to withhold taxes pursuant to this Agreement.

3. Adjustments.

3.1 Share Dividends; Share Sub-division. If after the date hereof, the number of outstanding Class A Ordinary Shares is increased by a share dividend payable in Class A Ordinary Shares, or by a consolidation, combination, sub-division or reclassification of Class A Ordinary Shares or similar event, then, on the effective date of such share dividend, consolidation, combination, sub-division or reclassification of Ordinary Shares or similar event, the number of WePoints shall be increased in proportion to such increase in outstanding Ordinary Shares.

3.2 Aggregation of Shares. If after the date hereof, the number of outstanding Class A Ordinary Shares is decreased by a consolidation, combination, sub-division or reclassification of Class A Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, sub-division, reclassification or similar event, the number of outstanding WePoints shall be decreased in proportion to such decrease in outstanding Class A Ordinary Shares.

3.3 Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding Class A Ordinary Shares (other than a change covered by Section 3.1 or 3.2 ), or in the case of any merger or consolidation of the Company with or into another corporation or entity (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Class A Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the WePoint shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions of the WePoints and in lieu of the Class A Ordinary Shares of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the WePoint holder would have received if such WePoint holder had exercises, her or its WePoints immediately prior to such event. The provisions of this Section 3.3 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

3.4 No Fractional Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Trust shall not deliver fractional shares upon redemption of WePoints.

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4. Transfer of WePoints and Fractional WePoints.

4.1 Registration of Transfer. The Company shall register the transfer, from time to time, of any outstanding WePoint upon the WePoint Ledger, only to a person who becomes entitled thereto in consequence of (i) the death, incompetence or bankruptcy of any WePoint holder, or (ii) by operation of law, if such person produces evidence thereof reasonably required by the Company. Upon any such transfer, a new WePoint representing an equal aggregate number of WePoints shall be issued and the old WePoint shall be cancelled by the Company. Notwithstanding anything contained, herein, WePoints may only be transferred only upon the holder’s death or court order, provided that the legal representative shall first deliver evidence satisfactory to the Company prior to any such transfer.

4.2 Fractional WePoints. Upon redemption of WePoints, all eligible WePoints will be rounded down to the next whole number of WePoints and any fraction of WePoints will be deemed null and void and not be carried forward to the next Redemption Period unless the Company elects to permit such carry forward, which election is in the Company’s sole discretion. Any such carry forward election, which may be limited to certain fractions, will apply evenly to all outstanding WePoints at the end of the applicable Redemption Period.

5. Other Provisions Relating to Rights of Holders of WePoints.

5.1 No Rights as Shareholder. A WePoint does not entitle the registered holder thereof to any of the rights of a shareholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of directors of the Company or any other matter.

5.2 Reservation of Ordinary Shares. The Trust agrees that it shall at all times keep available all of its Class B Ordinary Shares and shall only transfer them in accordance with this Agreement.

5.3 Registration of Class A Ordinary Shares. The Company agrees that as soon as practicable after the one-year anniversary of the date the Class A Ordinary Shares are first listed on a United States stock exchange (the “Listing Date”), but in no event later than twenty (20) Business Days after the anniversary of the Listing Date, it shall use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A Ordinary Shares deliverable upon the redemption of WePoints. The Company will use its commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement or a similar registration statement until the WePoints are no longer outstanding, provided that the Company has the right to suspend the use of such registration statement and therefore the redemption of WePoints for up to 150 days in any 365 day period. Any day where a WePoint would otherwise be eligible for redemption but for such suspension shall not constitute an Eligible Date.

6. Concerning the Transfer Agent and Other Matters.

6.1 Transfer Agent. The Transfer Agent shall not be deemed to assume any obligations or relationship of agency or trust with any of the owners or holders of the WePoints.

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7. Miscellaneous Provisions.

7.1 Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company shall bind and inure to the benefit of their respective successors and assigns.

7.2 Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the by the holder of any WePoint to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Transfer Agent), as follows:

If to Company:

WeShop Holdings Limited

Hawk House
22 The Esplanade

Jersey, JE1 1HH Channel Islands

Attn: Chief Executive Officer

with a copy to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: Christian O. Nagler, P.C.

If to the Trust:

The WeShop Community Trust

200 Bellevue Parkway, Suite 500

Wilmington, DE 19809

Attn: JTC Trust Company (Delaware) Limited

7.3 Applicable Law and Exclusive Forum. The validity, interpretation, and performance of this Agreement and of the WePoints shall be governed in all respects by the laws of the British Virgin Islands, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Unless the Company consents in writing to the selection of an alternative forum, the courts of the British Virgin Islands shall be the sole and exclusive forum in connection with any matter based upon or arising out of this Plan. The Company and each Holder agree that process may be served upon them in any manner authorized by the laws of the British Virgin Islands for such Person and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. The Company and each Holder waives, and shall not assert as a defense in any legal dispute, that: (i) such Person is not personally subject to the jurisdiction of the above named courts for any reason; (ii) such Law may not be brought or is not maintainable in such court; (iii) such Person’s property is exempt or immune from execution; (iv) such Law is brought in an inconvenient forum; or (v) the venue of such Law is improper. The Company and each Holder hereby agree not to commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. The Company and each Holder hereby consent to service of process in any such proceeding in any manner permitted by British Virgin Island law, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 6.3. Notwithstanding the foregoing in this Section 7.3, the Company and each Holder may commence any action, claim, cause of action or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act of 1934, as amended, or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

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(b) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE COMPANY, THE TRUST AND THE HOLDERS AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS PLAN, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NONE OF THE COMPANY, ANY HOLDER OR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NON-COMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS PLAN. FURTHERMORE, NONE OF THE COMPANY, ANY HOLDER OR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Any person or entity purchasing or otherwise acquiring any interest in the WePoints shall be deemed to have notice of and to have consented to the forum provisions in this Section 7.3. If any action, the subject matter of which is within the scope the forum provisions above, is filed in a court other than a court located within the British Virgin Islands (a “foreign action”) in the name of any WePoint holder, such WePoint holder shall be deemed to have consented to: (x) the personal jurisdiction of the courts located within the British Virgin Islands in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such WePoint holder in any such enforcement action by service upon such WePoint holder’s counsel in the foreign action as agent for such WePoint holder.

7.4 Persons Having Rights under this Agreement. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the registered holders of the WePoints any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the registered holders of the WePoints.

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7.5 Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

7.6 Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

7.7 Amendments. This Agreement may be amended by the parties hereto without the consent of any registered holder for the purpose of (i) curing any ambiguity or to correct any mistake, including to conform the provisions hereof to the description of the terms of WePoints and this Agreement set forth in the Prospectus, or curing, correcting or supplementing any defective provision contained herein, (ii) reflecting any changes contemplated by Section 3 hereof, or (iii) adding or changing any other provisions hereof as the parties may deem necessary or desirable. Subject to Section 3 hereof, modifications or amendments to decrease the amount of Class A Ordinary Shares deliverable upon a redemption of a WePoint shall require the written consent or vote of the registered holders of at least a majority of the then outstanding WePoints.

7.8 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

7.9 Definitions. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Any references to any federal, state, local or foreign statute or law shall also refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.

(b) Unless the context otherwise requires:

(i) a term has the meaning assigned to it by this Agreement;

(ii) forms of the word “include” mean that the inclusion is not limited to the items listed;

(iii) “or” is disjunctive but not exclusive;

(iv) words in the singular include the plural, and in the plural include the singular;

(v) provisions apply to successive events and transactions; and

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(vi) “hereof,” “hereunder,” “herein,” and “hereto” refer to the entire Agreement and not any section or subsection.

(c) The following terms used in this Agreement shall have the meanings set forth below:

“$” or “U.S. dollars” shall mean the currency of the United States. The following terms have the following meanings:

“Business Day” means any day other than a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Class B Ordinary Shares” means the Company Class B ordinary shares, no par value.

“Daily VWAP” Daily VWAP” means, for any VWAP Trading Day, the per share volume-weighted average price of the Class A Ordinary Shares as displayed under the heading “Bloomberg VWAP” on Bloomberg page “ ” (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP Trading Day (or, if such volume-weighted average price is unavailable, the market value of one Class A Ordinary Share on such VWAP Trading Day, determined, using a volume-weighted average price method, by the Company). The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

“Earned” with respect to a WePoint means a WePoint awarded for a transaction where such transaction is not cancelled nor can be cancelled.

“Eligible Account” means an account on the Company’s commerce platform that is (i) for more than any consecutive 90 days from earning a WePoint not Inactive or (ii) otherwise has been suspended by WeShop under its terms and conditions which may be amended from time to time.

“Eligible Day” means a day in which a WePoint may be redeemed subject to the conditions for such redemption.

“Inactive” with respect to an account means at least one of the following actions is not completed within a rolling 3 month period: (a) Account owner has clicked out to a retailer, or product; (b) Account owner has created a recommendation, comment or question; (c) Account owner has referred any new registrations on the WeShop platform; (d) Account owner has liked a recommendation, comment, or question; (e) Account owner has updated their profile picture, bio, or interest categories.

“VWAP Market Disruption Event” means, with respect to any date, (A) the failure by the principal U.S. national or regional securities exchange on which the Class A Ordinary Shares are then listed, or, if the Class A Ordinary Shares are not then listed on a U.S. national or regional securities exchange, the principal other market on which the Class A Ordinary Shares are then traded, to open for trading during its regular trading session on such date; or (B) the occurrence or existence, for more than one half hour period in the aggregate during the regular trading session, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Class A Ordinary Shares or in any options contracts or futures contracts relating to the Class A Ordinary Shares, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such date

“VWAP Trading Day” means a day on which (A) there is no VWAP Market Disruption Event; and (B) trading in the Class A Ordinary Shares generally occurs on the principal U.S. national or regional securities exchange on which the Class A Ordinary Shares are then listed or, if the Class A Ordinary Shares are not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Class A Ordinary Shares are then traded. If the Class A Ordinary Shares are not so listed or traded, then “VWAP Trading Day” means a Business Day.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

weshop holdings limited

By:	/s/ Johnny Hickling
Name:	Johnny Hickling
Title:	Chief Finance Officer

Weshop community trust

By:	/s/ Carece Rufe
Name:	Carece Rufe
Title:	Chief Trust Officer

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